UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Titan International, Inc.
2701 Spruce Street•     Quincy, Illinois 62301
___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:  May 14, 2009

To Titan Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Titan International, Inc., an Illinois corporation (“Titan” or the “Company”), to be held on Thursday, May 14, 2009, at 11:00 a.m. Eastern Time, at the Ritz-Carlton, Dearborn, 300 Town Center Drive, Dearborn, Michigan, 48126, to consider and act upon the following matters:

1)	To elect Erwin H. Billig and Anthony L. Soave as directors to serve for three-year terms and until their successors are elected and qualified;

2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2009; and

3)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Titan’s board of directors has fixed the “record date” to be the close of business on March 16, 2009.  Only those stockholders whose names appear of record at the Company’s close of business on March 16, 2009, as holders of record of Titan common stock, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.  With this proxy statement, a copy of Titan’s Annual Report including Form 10-K for year ended December 31, 2008, is enclosed for your information.

All stockholders are invited to attend the Annual Meeting.  Stockholders can help the Company avoid unnecessary costs and delay by completing and promptly returning the enclosed proxy card.  Alternatively, you may authorize a proxy by using telephone or Internet options as instructed on the proxy card.  If you vote by telephone or Internet, you do not need to mail back your proxy card.  The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Meeting Attendance:  Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

Please Vote:  Every stockholder’s vote is important.  Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States.  Telephone and Internet voting are also offered.

By Order of the Board of Directors,

/s/ CHERI T. HOLLEY
Quincy, Illinois	Cheri T. Holley
March 30, 2009	Secretary

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	Cover
General Matters	1
Voting Procedures	1
Proposal #1 – Election of Mr. Billig and Mr. Soave as Directors	4
Proposal #2 – Ratification of Independent Registered Public Accounting Firm	5
Other Business	5
Directors Continuing in Office	6
Compensation of Directors	7
Committees and Meetings of the Board of Directors	8
Audit and Other Fees	9
Report of the Audit Committee	10
Compensation Discussion and Analysis	11
Compensation of Executive Officers	15
Report of the Compensation Committee	18
Corporate Governance	19
Report of the Nominating/Corporate Governance Committee	20
Performance Comparison Graph	21
Security Ownership of Certain Beneficial Owners and Management	22
Section 16(a) Beneficial Ownership Reporting Compliance	23
Related Party Transactions	23
Stockholder Proposals	23
Householding Information	24
Cost of Proxy Solicitation	24

Table of Contents

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date:  May 14, 2009

GENERAL MATTERS

This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (“Titan” or the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 14, 2009, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting.  This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about March 30, 2009.  Although the Company’s Annual Report to Stockholders including Form 10-K for year ended December 31, 2008, is being mailed with the Proxy Statement, it is not part of the proxy soliciting material.

VOTING PROCEDURES

Qualifications to Vote
Holders of shares of common stock of the Company (“Common Stock”) at the close of business on March 16, 2009, (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting.

Shares Entitled to Vote
On the Record Date of March 16, 2009, there were 35,171,524 shares of Titan’s Common Stock outstanding which will be entitled to vote at the Annual Meeting.

Votes per Share
Holders of Titan’s Common Stock (the “Common Stockholders”) are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Time and Place
The Annual Meeting of Stockholders of Titan International, Inc., an Illinois corporation, will be held on Thursday, May 14, 2009, at 11:00 a.m. Eastern Time, at the Ritz-Carlton, Dearborn, 300 Town Center Drive, Dearborn, Michigan, 48126.

Meeting Attendance
Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the Record Date of March 16, 2009, must be presented, in addition to valid photo identification.

Proposals Requiring Vote
To consider and act upon the following matters:

✓ Proposal #1:  Election of Mr. Billig and Mr. Soave as Directors,

✓ Proposal #2:  Ratification of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP,

and such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Voting by Proxy
Stockholders are asked to complete and promptly return the enclosed proxy card by mail or authorize a proxy by using telephone or Internet options as instructed on the proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy card.

Recommendations by Board of Directors
The Board of Directors unanimously recommend that you vote FOR all the following proposals:

Proposal #1:  Election of Mr. Billig and Mr. Soave as Directors,

Proposal #2:  Ratification of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP.

Quorum
Common Stockholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting.  The presence, in person or by properly executed proxy, of the Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.  Abstentions and “broker non-votes” (in cases when a broker has delivered a proxy that does not have authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

Procedures
All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR the Proposal #1 and #2, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting.  The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Vote Required to Approve Proposals
Proposal #1: The votes of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of Mr. Billig and Mr. Soave as directors.

Proposal #2: Ratification of the independent registered public accounting firm PricewaterhouseCoopers LLP, requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved, and so are equivalent to votes against a proposal (other than the election of directors). Broker non-votes will have no impact on the outcome of any of the matters to be considered at the Annual Meeting.

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation and proxy bearing a later date or by voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy.  Any written notice revoking a proxy should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301.

Cost of Proxy Solicitation
The costs of solicitation of proxies will be borne by the Company.  It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

Company’s Transfer Agent
BNY Mellon Shareowner Services
P.O. Box 358015
Pittsburgh, PA 15252-8015

480 Washington Blvd.
Jersey City, NJ 07310-1900

Stockholder Information: (877) 237-6882
Web site: www.bnymellon.com/shareowner/isd

Vote Tabulation
Broadridge Investor Communication Services will judge the voting and be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2009 or in an earlier filed Form 8-K.

Please Vote
Every stockholder’s vote is important.  Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States.  Telephone and Internet voting are also offered.

 ✓   PROPOSAL #1   -  Election of Erwin H. Billig and Anthony L. Soave as Class III Directors
The Board of Directors recommends that stockholders vote FOR Erwin H. Billig and Anthony L. Soave as Class III Director nominees standing for election to serve until the 2012 Annual Meeting.

The Company’s Bylaws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III.   Each director is elected for a three-year term and the term of each Class expires in a different year.  With the exception of the Vice Chairman (Mr. Billig), Chief Executive Officer/Chairman (Mr. Taylor) and Mr. Akers, all directors are independent as defined in the New York Stock Exchange listing standards.  The Nominating/Corporate Governance Committee recommended to the Board of Directors that Erwin H. Billig and Anthony L. Soave stand for election as Class III directors to serve until the 2012 Annual Meeting. The Board has put forth the slate of nominees consisting of Erwin H. Billig and Anthony L. Soave to stand for election at the 2009 Annual Meeting. Mr. Billig and Mr. Soave are each current directors of the Company. Each of the nominees has consented to serve as a director if elected.

In the unexpected event that a nominee for director becomes unable to serve before the Annual Meeting, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be appointed by the Company’s existing Board of Directors, as recommended by the Nominating/Corporate Governance Committee.  The following is a brief description of the business experience of each nominee for at least the past five years.

Erwin H. Billig
Mr. Billig is director and chairman of MSX International.  From 1992 to 1999 he served as vice chairman of Masco Tech, Inc., and from 1986 to 1992 Mr. Billig was president and chief operating officer of Masco Tech, Inc.  Mr. Billig is also a director of Titan Europe Plc.  Mr. Billig, who is 82 years old, is vice chairman of the board of Titan and became a director of the Company in 1992.

Anthony L. Soave
Mr. Soave is president, chief executive officer and founder of Soave Enterprises LLC, a Detroit-based holding company that owns and operates businesses in distribution, environmental and metals recycling, as well as other diversified industries.  From 1974 to 1998 he served as president and chief executive officer of Detroit-based City Management Corporation, which he founded.  Mr. Soave, who is 69 years old, became a director of the Company in 1994. Mr. Soave serves on the following committees: Audit, Compensation and Nominating/Corporate Governance.

 ✓  PROPOSAL #2  -  Ratification of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP

The Board of Directors recommends that stockholders vote FOR its selection of the independent registered public accounting firm, PricewaterhouseCoopers LLP, to audit the consolidated financial statements of the Company and its subsidiaries for 2009.

PricewaterhouseCoopers LLP has served the Company as the independent registered public accounting firm during the year ended December 31, 2008, and has been selected by the Audit Committee to serve as the independent registered public accounting firm for the present year of 2009.  If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the 2010 audit year.  PricewaterhouseCoopers LLP has served the Company since 1983.

A representative from PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders in attendance.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above.  If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

DIRECTORS CONTINUING IN OFFICE

Directors continuing in office as Class I Directors whose terms expire at the annual meeting in 2010, are listed below.

Maurice M. Taylor Jr.
Mr. Taylor, who is 64 years old, is chief executive officer and chairman of the Company’s Board of Directors. Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a management-led buyout by investors, including Mr. Taylor.  Mr. Taylor is also a director and chairman of Titan Europe Plc.

J. Michael A. Akers
Mr. Akers, who is 65 years old, is Chief Executive Officer of Titan Europe Plc., a publicly traded company on the AIM market in London, England. Mr. Akers graduated as a mechanical engineer from the Engineering School of the University of Wales in Cardiff and later received an MBA from the University of Warwick. Mr. Akers had a career in automotive manufacturing first with British Leyland, where he managed a number of factories in the Land Rover Group, before becoming director responsible for manufacturing of Triumph Cars in Coventry, England.  Mr. Akers is a member of the Advisory Board of Warwick Business School.

Directors continuing in office as Class II Directors whose terms expire at the annual meeting in 2011, are listed below.

Richard M. Cashin Jr.
Mr. Cashin is managing partner of One Equity Partners LLC, which manages multi-billion dollar investments and commitments in direct private equity transactions for JP Morgan, where he is a member of the Executive Committee.  Prior to that time, Mr. Cashin was president of Citicorp Venture Capital, Ltd., where he was employed from 1980 to 2000.  Mr. Cashin is also a trustee for the Boys Club of New York, American University in Cairo, Central Park Conservancy, Jazz at Lincoln Center, Brooklyn Museum, the National Rowing Foundation (Chairman),  and TOUCH Foundation.  Mr. Cashin, who is 55 years old, became a director of the Company in 1994. Mr. Cashin serves on following committees:  Nominating/Corporate Governance (Chairman) and Compensation Committee.

Albert J. Febbo
Mr. Febbo retired from GE after 30 years; 18 years in sales and marketing leadership roles in GE’s U.S. and Europe plastics business, and 12 years as a corporate officer leading the GE automotive and corporate marketing teams. He recently launched and is a partner in BOOMVOTE.COM, a social networking internet business. Mr. Febbo, who is 69 years old, became a director of the Company in 1993. Mr. Febbo serves on the following committees: Audit (Chairman), Compensation and Nominating/Corporate Governance.

Mitchell I. Quain
Mr. Quain is a managing director of ACI Capital Corp., a private equity firm.  Previously, Mr. Quain spent four years with ABN AMRO Incorporated, most recently as Vice Chairman, and 22 years at Schroder & Co., Inc.  Mr. Quain serves as a director and board chairman of Magnetek, Inc. and is a director of Hardinge, Inc., as well as a number of private companies.  He is also Chairman of the Board of Overseers of the University of Pennsylvania’s School of Engineering and Applied Sciences and serves on the University’s Board of Trustees and the executive committee of Penn Medicine.  Mr. Quain, who is 57 years old, became a director of the Company in 1999. Mr. Quain meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards. Mr. Quain serves on the following committees: Compensation (Chairman), Audit and Nominating/Corporate Governance.

COMPENSATION OF DIRECTORS

The Company can use the combination of cash and stock based incentive compensation to attract and retain qualified directors to serve on the Board. In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company.

Each Company director, with the exception of Mr. Taylor, receives an annual director fee of $50,000 dollars. The Audit Committee Chairman receives an additional $15,000 annual cash payment while each Chairman of the Compensation Committee and the Nominating/Corporate Governance Committee receives an additional $10,000 annual cash payment for this position. The Financial Expert receives a $5,000 annual cash payment for this role. The Company pays each director, with the exception of Mr. Taylor, a fee of $500 dollars for each Board of Director (“Board”) or committee meeting attended.  Titan also reimburses out-of-pocket expenses related to the directors’ attendance at such meetings.

The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include significant operational matters, as well as corporate development initiatives.  The Company does not have any other consulting contracts or arrangements with any of its directors. On March 1, 2008, the Board accepted the retirement of long-time Board member Edward J. Campbell, who meritoriously served Titan for 14 years. The Company’s directors are not subject to minimum Titan common stock ownership requirements. However, at December 31, 2008, the directors owned approximately 6.4% of the Company’s common stock.

Annual Director Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Financial Expert Fee	Meeting Fee
$50,000	$15,000	$10,000	$5,000	$500

DIRECTOR COMPENSATION TABLE FOR 2008
Name of Director	Fees Earned or Paid in Cash		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation	Total
J. Michael A. Akers	$52,000	$	─	$	─	$	─	$	─	$	─	$52,000
Erwin H. Billig (a)	153,000		─		─		─		─		─	153,000
Edward J. Campbell (b)	1,000		─		─		─		─		─	1,000
Richard M. Cashin Jr.	64,000		─		─		─		─		─	64,000
Albert J. Febbo	72,000		─		─		─		─		─	72,000
Mitchell I. Quain	72,000		─		─		─		─		─	72,000
Anthony L. Soave	57,000		─		─		─		─		─	57,000
Maurice M. Taylor Jr. (c)	─		─		─		─		─		─	─

(a)
The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include significant operational matters, as well as corporate development initiatives.

(b)	Mr. Campbell retired March 1, 2008, after 14 years of service as a director of the Company.

(c)
See Summary Compensation Table for disclosure related to Maurice M. Taylor Jr. who is also the Chief Executive Officer of the Company. Mr. Taylor receives no director or meeting fees for his service on the Board.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The following table summarizes the current membership of each committee and the number of meetings held by each committee during 2008:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
J. Michael A. Akers	X	─	─	─
Erwin H. Billig	X	─	─	─
Richard M. Cashin Jr.	X	─	X	Chair
Albert J. Febbo	X	Chair	X	X
Mitchell I. Quain	X	X	Chair	X
Anthony L. Soave	X	X	X	X
Maurice M. Taylor Jr.	Chair	─	─	─

2008 Meetings	6	5	2	1

X - denotes committee member	Chair - denotes committee Chairman	─ denotes not a member

Board of Directors
The Board of Directors, which met six times in 2008, has established the following committees of the Board:

Audit Committee consisting of Messrs. Febbo, Quain and Soave;

Compensation Committee consisting of Messrs. Cashin, Febbo, Quain and Soave;

Nominating/Corporate Governance Committee consisting of Messrs. Cashin, Febbo, Quain and Soave.

The Board of Directors approves nominees for election as directors.  All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committees.  The Board and Committee meetings are presided over by their Chairman. If the Chairman is unavailable, the directors present appoint a temporary presiding chairman to preside at the meeting.

Audit Committee
The Audit Committee, which met five times in 2008, retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company’s accounting procedures and controls and management’s response thereto, and reports to the Board.  The Audit Committee meets with the independent registered public accounting firm with and without management present. Mr. Quain meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards.

Compensation Committee
The Compensation Committee, which met two times in 2008, provides oversight of all executive compensation and benefit programs. The committee reviews and approves corporate goals and makes recommendations accordingly to the Board regarding the salaries and all other forms of compensation of the Company’s executive officers.

Governance Committee
The Nominating/Corporate Governance Committee met one time in 2008, and provides guidance and assistance to the Board of Directors in discharging the duties and responsibilities related to corporate governance principles and practices of the Board and the Company. The committee is responsible for identifying, screening and nominating candidates to serve as directors of the Company.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm PricewaterhouseCoopers LLP as independent accountants to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2008. Fees paid to the independent registered public accounting firm PricewaterhouseCoopers LLP included the following:

Audit Fees  For the years ended December 31, 2008 and 2007, PricewaterhouseCoopers LLP billed the Company $939,000 and $910,000 respectively, for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company’s Form 10-Q reports and statutory audits of foreign subsidiaries.

	2008	2007
Financial statements and internal controls	$895,000	$870,000
Statutory audits of foreign subsidiaries	44,000	40,000
	$939,000	$910,000

Audit Related Fees  For the years ended December 31, 2008 and 2007, PricewaterhouseCoopers LLP billed the Company $262,000 and $172,000 respectively.

	2008	2007
Acquisitions, debt offerings, and merger	$134,000	$85,000
Employee benefit plan compliance	128,000	87,000
	$262,000	$172,000

Tax Fees  For the years ended December 31, 2008 and 2007, PricewaterhouseCoopers LLP billed the Company $153,000 and $212,000 respectively.

	2008	2007
Tax return preparation and compliance	$153,000	$125,000
Foreign tax preparation and compliance	0	87,000
	$153,000	$212,000

In addition to the fees detailed above, out-of-pocket and administrative fees paid to PricewaterhouseCoopers LLP totaled $103,000 and $129,000 for the years ended December 31, 2008 and 2007, respectively.

Audit Committee Pre-Approval  All services provided by the independent registered public accounting firm PricewaterhouseCoopers LLP have been pre-approved by the Audit Committee as required by the Company’s Audit Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Committee”) was composed of three independent non-employee directors during 2008.  The Board of Directors (“Board”) has determined that the members of the Committee satisfy the requirements of the New York Stock Exchange (“NYSE”) with respect to independence, experience and financial literacy.  Mr. Quain met the requirements of the NYSE as the “financial expert” of the Committee.  The Committee operates under a written charter adopted May 18, 2000, and amended January 20, 2004.  This charter is available on the Company’s website: www.titan-intl.com.

The Committee has met quarterly with management, internal audit and the independent registered public accounting firm, individually and together, to review and approve the financial press releases, Form 10-Q and Form 10-K reports prior to their filing and release of earnings for 2008.  The Committee has met in executive sessions and makes reports to the Board.  The Committee has been active in the Sarbanes-Oxley 404 process and met as often as necessary to ensure that the process is on-going and the Company meets the year end December 31, 2008, requirements.  Mr. Febbo has attended the Company’s Sarbanes-Oxley 404 training and is a participant in the Company’s risk assessment meetings.  The Audit Committee met a total of five times in 2008.

The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter, the New York Stock Exchange and the Securities and Exchange Commission. The Committee has reviewed the Audit Committee Charter and has found it complies with the requirements of the New York Stock Exchange. The Audit Committee recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Committee has selected PricewaterhouseCoopers LLP (“PWC”) to serve as the independent registered public accounting firm for the Company for 2009 with stockholders’ approval.  The Committee has discussed the issue of independence with PWC and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from PWC as required by ISB No. 1 (Independence Standards Board Standard No.1, Independence Discussions with Audit Committees).  The Committee has discussed with PWC the matters required by SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Committee meets independently with PWC to discuss the accounting principles applied by management and to discuss the quality of the Company’s internal audit function.  PWC reported to the Committee that there were no unresolved matters with management to report. The Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Members of the Audit Committee:

Albert J. Febbo, Chairman
Mitchell I. Quain
Anthony L. Soave

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The Company, for the third year in a row, is presenting Titan’s executive officer compensation information in the new Securities and Exchange Commission (SEC) format. The new format was required by revised executive compensation disclosure rules adopted by the SEC in August 2006. The new format includes the following Compensation Discussion and Analysis.

Overview
The Compensation Committee (“the Committee”) is empowered to review and approve the annual compensation package for all of the Company’s executive officers, a total of four individuals. In 2008 Mr. Rodia announced his retirement, which became effective on November 1, 2008. The four executive officers are as follows:

Executive officer position	Officer name
Chairman and Chief Executive Officer	Maurice M. Taylor Jr.
Executive Vice President and Chief Operating Officer	Ernie J. Rodia (Retired)
Vice President of Finance and Treasurer	Kent W. Hackamack
Vice President, Secretary and General Counsel	Cheri T. Holley

Objective
The objectives of the Company’s compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. To achieve these objectives the compensation program is designed to be fair and just to both the Company and the individual.  Consideration is given to the individual’s overall responsibilities, qualifications, experience and job performance. None of these items are weighted more than another.

The Committee sets all compensation with regard to the CEO of the Company. For the other executive officers of Titan, the CEO provides his compensation recommendation for these individuals to the Committee, who reviews and makes any changes as the Committee deems appropriate.

Company Initiatives  In 2008, Titan began producing its new super giant radial off-the-road (OTR) tire.  Titan’s new 63-inch Big Daddy steel belted radial tire measures approximately 13 feet tall and weighs in at approximately 12,500 pounds.  Titan designed a new multi-bead radial design that is currently patent pending.

Company Performance In appraising the CEO’s performance during 2008, the Committee noted the Company continued to integrate two major acquisitions regarding agricultural and OTR product assets.  In 2008, Titan exceeded a Company record-breaking $1 billion in sales. The sales for the Company for 2008 were approximately $1,036 million, an increase of approximately 24% from the 2007 sales of approximately $837 million.

Common Stock Performance The Committee recognized the improvement in the Company’s common stock performance during the past five years, which increased from a stock price of $2.45 per common share at December 31, 2003, to $8.25 per common share at December 31, 2008. The common share price has been adjusted to reflect the five-for-four stock split that took place in 2008. The Company’s stock price has risen approximately 237% during this five-year time period.

Compensation Committee Charter
The Committee has a charter to assist in carrying out their responsibilities. The Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as they deem necessary. The Compensation Committee Charter is available on our website at www.titan-intl.com.

Philosophy
The Committee recognizes other companies may use different types of calculations and matrices to numerically decide what a compensation package should contain. However, the Committee believes any package that uses such formulas and matrices would not be a complete representation of how Titan is performing. Therefore, the Committee will use their extensive business experience and judgment to evaluate and determine the Company’s executive compensation packages.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Using this process the Committee can change or adjust the compensation package rather than using exact and published formulas that would leave no room for modification. If the Committee had used a formula driven compensation package, it may have provided bonuses and stock options in prior years. Using the Committee’s philosophy, no bonuses or stock options were awarded during certain of those years.

The Committee’s philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Committee greater flexibility in carrying out their duties. The Committee has the ability to adjust compensation packages quickly and believes this flexibility is a necessity given the rapidly changing global environment in which the Company operates. The Committee feels it is in the best interest of the stockholders to retain the current executive officers.  The executive compensation packages approved by the Committee using their business judgment are considered fair to the Company and the individuals, thus retaining the executive and their talent for the Company.

Use of Compensation Consultants and Matrices The Committee uses no compensation consultants or any numeric matrix for their evaluation of such compensation. Consideration is given to the individuals overall responsibilities, qualifications, experience and job performance. None of these items are weighted more than another.

Base Salary
Base salary is determined by evaluating the responsibilities of the executive position held, the individuals past experience, current performance and competitive marketplace conditions for executive talent. None of these items are weighted more than another. Salary levels are typically considered on an annual basis and there is no set merit increases in any given year. Therefore, the executive salary may not increase each year. The executive salaries approved by the Committee for 2008 are listed under the “Summary Compensation Table.”

Cash Bonus
In addition to a base salary, each executive officer is eligible for an annual cash bonus. The Committee has no set bonus amount and uses no pre-established plan or formula for determining the amount. The Committee will determine the CEO’s bonus, if any, taking into account the CEO’s total compensation package along with the Company’s performance related to financial and non-financial information. The CEO provides his recommendations regarding the other executive officer’s annual cash bonuses to the Committee, which then reviews and makes any changes they may deem appropriate. The executive discretionary cash bonuses approved by the Committee for 2008 are listed under the “Summary Compensation Table.”

Stock Options
The Committee during 2008 granted no stock options to the executive officers. The Committee determined that cash awards and incentives are currently in the best interest of the Company and our stockholders. The Committee currently does not anticipate utilizing stock options at this time; however, the Committee may grant stock options in the future to attract or retain executive officers for the Company.

Stock Awards
The Committee during 2008 granted no stock awards to the executive officers. The Committee determined that cash awards and incentives are currently in the best interest of the Company and our stockholders. The Committee currently does not anticipate utilizing stock awards at this time.

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan. The Committee currently does not anticipate establishing such a plan.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Employment Agreements
The Company had outstanding employment agreements with each of the four executive officers of the Company selected by the Board of Directors. These agreements provide that the individuals will not receive any separation benefits if they voluntarily leave the Company.  In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares), these agreements allow for the executive to elect the Change of Control provision.

In the event of a termination of the individual’s employment within 60 days after the Change of Control, the executive is entitled to receive for the remaining term of the agreement, which previously expired in April 2010 (extended to April 2012), their compensation, contractual obligation regarding retirement, continuation of health and other fringe benefits. Mr. Taylor, Mr. Hackamack and Ms. Holley are each a party to such an agreement. In 2008, Mr. Rodia announced his retirement effective November 2008. Mr. Rodia’s employment agreement, which expired November 2008, provides no contractual obligation regarding retirement and no health benefits.

CEO Employment Agreement
With the significant increase in the Company’s sales performance, five year common stock performance, and the required assistance needed for future acquisition strategies, the Committee wanted to ensure the continued services of the CEO. After negotiations, a four-year employment agreement for the current CEO was agreed to during April 2006, which formerly expired in April 2010. This employment agreement was filed as Exhibit 10.1 to the Company’s Form 10-Q filed on July 28, 2006.

CEO Employment Agreement Signing Bonus  The CEO agreement included a signing bonus of $750,000, of which one third ($250,000) each was earned and paid in April 2006, 2007 and 2008, respectively.

CEO Employment Extension Bonus  In 2008, the CEO agreed, at the request of the Board of Directors, to a two year extension of the CEO employment agreement, including an extension bonus of $750,000, of which one half ($375,000) was earned and paid on the extension date (October 2008) with the remaining one half ($375,000) to be earned and payable in October 2009, one year from the extension date. The CEO employment agreement expiration has been extended from April 2010 to April 2012.

CEO Special Performance Cash Award  The CEO is entitled to a special performance cash award at the end of the original four-year employment agreement (April 2010). If the common stock price has increased above $15.24 per share (adjusted to reflect the five-for-four stock split that took place in 2008), the difference above $15.24 per share, if any, shall be multiplied by one million two hundred fifty thousand (also adjusted for the stock split) and paid to the CEO as he instructs over the four years following the April 2010 date.

The Titan stock price at December 31, 2008, was $8.25 and assuming the stock price remained unchanged as of April 2010 (original expiration date of Mr. Taylor’s employment agreement), Mr. Taylor would be entitled to no CEO special performance cash award.

CEO Contractual Obligations Under the CEO’s employment agreement, the Company will provide a contractual obligation to Mr. Taylor upon retirement per the employment agreement. The amount of the contractual obligation, if any, to be paid out will be at such time the CEO elects his contractual rights regarding retirement under his employment agreement. If or when the contractual obligation were to become applicable, the calculated value at December 31, 2008, would be approximately $5.3 million.

Other Executive Officers Employment Agreements
The Committee also wanted to ensure the continued services of the other current executive officers and therefore has employment agreements with: (i) Mr. Rodia, who held the position of Executive Vice President and Chief Operating Officer, the agreement expired November 1, 2008; (ii) Mr. Hackamack, who holds the position of Vice President of Finance and Treasurer, the agreement formerly expiring April 2010, and the agreement was filed as Exhibit 10.2 to the Company’s Form 10-Q filed on July 28, 2006; and (iii) Ms. Holley, who holds the position of Vice President, Secretary and General Counsel, the agreement formerly expiring April 2010, and the agreement was filed as Exhibit 10.3 to the Company’s Form 10-Q filed on July 28, 2006. In October, 2008, Mr. Hackamack and Ms. Holley agreed to an employment agreement extension to April 2013.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Other Executive Officers Contractual Obligations The employment agreement of Mr. Rodia, the Executive Vice President and Chief Operating Officer, did not provide for any contractual obligations regarding retirement. Under the other executive officers’ employment agreements, the Company will provide for contractual obligations to Mr. Hackamack and Ms. Holley that are due upon retirement. The amount of the contractual obligation, if any, to be paid out will be at such time that Mr. Hackamack and Ms. Holley elect their contractual rights regarding retirement under their employment agreement. If or when the contractual obligation were to become applicable, the calculated value at December 31, 2008, for Mr. Hackamack would be approximately $2.7 million and for Ms. Holley would be approximately $2.1 million.

Potential Payments on Change of Control
The following amounts reflect the amount of compensation to each of the named executive officers of the Company in the event of a change of control as of December 31, 2008. The CEO’s special performance cash award assumes the December 31, 2008, year end $8.25 share price.  The final amounts to be paid out can only be determined at the time of such a change of control and the individual elects their contractual rights under their respective employment agreements. The Company’s executive officers would receive cash compensation and contractual obligations per the respective agreements for the (i) Chairman and Chief Executive Officer (M. Taylor); (ii) Executive Vice President and Chief Operating Officer (E. Rodia); (iii) Vice President of Finance and Treasurer (K. Hackamack); and (iv) Vice President, Secretary and General Counsel (C. Holley). Mr. Rodia is not eligible for any potential payments on change of control as a result of his retirement effective November 1, 2008.

The potential payments in the event of a change in control as of December 31, 2008, are as follows:

Description	M. Taylor	E. Rodia	K. Hackamack	C. Holley
Cash compensation	$2,586,538	$0	$1,212,836	$1,212,836
CEO special performance cash award	0	n/a	n/a	n/a
Contractual obligations due in retirement/voluntary termination	5,337,001	n/a	2,663,102	2,131,876
Total	$7,923,539	$0	$3,875,938	$3,344,712

n/a = not applicable

Retirement or Voluntary Termination of Employment
If an executive officer retires or voluntarily terminates their employment with the Company without a change of control, they would receive compensation payments for any unused vacation. The CEO and certain Vice Presidents would be entitled to their contractual payments upon electing retirement if that event becomes applicable. Mr. Rodia is not eligible for any potential payments as a result of his retirement effective November 1, 2008.

The payments due on retirement or voluntary termination of employment are as follows:

Description	M. Taylor	E. Rodia	K. Hackamack	C. Holley
Cash compensation	$86,538	$0	$21,152	$21,152
CEO special performance cash award	0	n/a	n/a	n/a
Contractual obligations due in retirement/voluntary termination	5,337,001	n/a	2,663,102	2,131,876
Total	$5,423,539	$0	$2,684,254	$2,153,028

n/a = not applicable

Conclusion
The Committee has reviewed the executive officer compensation packages of the:  (i) Chairman and Chief Executive Officer, (ii) Executive Vice President and Chief Operating Officer, (iii) Vice President of Finance and Treasurer, and (iv) Vice President, Secretary and General Counsel. Based on this review, the Committee finds these compensation packages, in the aggregate, to be fair and reasonable to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables will summarize the compensation for all of the Company’s executive officers, a total of four individuals, as follows:  (i) Chairman and Chief Executive Officer (M. Taylor), (ii) Executive Vice President and Chief Operating Officer (E. Rodia), (iii) Vice President of Finance and Treasurer (K. Hackamack), and (iv) Vice President, Secretary and General Counsel (C. Holley).

SUMMARY COMPENSATION TABLE

The 2008, 2007 and 2006 compensation for all four of the Company’s named executive officers was as follows:

Name and Principal Position as of December 31, 2008	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other (a) Compensation	Total
Maurice M. Taylor Jr.	2008	$750,000	$625,000	$ ─	$ ─	$ ─	$ ─	$46,719	$1,421,719
Chief Executive Officer	2007	750,000	1,000,000	─	─	─	─	47,144	1,797,144
and Chairman (b)	2006	666,667	1,100,000	─	─	─	─	47,019	1,813,686
Ernest J. Rodia (c) Retired	2008	$250,000	$0	$ ─	$ ─	$ ─	$ ─	$ ─	$250,000
Executive Vice President and	2007	300,000	100,000	─	─	─	─	─	400,000
Chief Operating Officer	2006	300,000	75,000	─	─	─	─	─	375,000
Kent W. Hackamack	2008	$275,000	$50,000	$ ─	$ ─	$ ─	$ ─	$16,028	$341,028
Vice President of Finance	2007	260,000	100,000	─	─	─	─	18,875	378,875
and Treasurer	2006	220,000	150,000	─	─	─	─	16,476	386,476
Cheri T. Holley	2008	$275,000	$50,000	$ ─	$ ─	$ ─	$ ─	$19,315	$344,315
Vice President, Secretary	2007	260,000	100,000	─	─	─	─	18,875	378,875
and General Counsel (b)	2006	220,000	150,000	─	─	─	─	16,476	386,476

(a)
All other compensation represents unused vacation payouts and 401(k) matching contributions as follows: Mr. Taylor, $43,269 in unused vacation and $3,450 in 401(k) match; Mr. Hackamack, $15,865 in unused vacation and $163 in 401(k) match; and Ms. Holley, $15,865 in unused vacation and $3,450 in 401(k) match.

(b)	The Chief Executive Officer and Secretary are brother and sister.

(c)	Mr. Rodia’s retirement was effective November 1, 2008.

GRANTS OF PLAN-BASED AWARDS

The Company had no 2008 grants of plan-based awards for any of the four named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Fair Value of Stock and Option Awards
M. Taylor.	n/a	─	─	─	─	─	─	─	─	─	─
E. Rodia	n/a	─	─	─	─	─	─	─	─	─	─
K. Hackamack	n/a	─	─	─	─	─	─	─	─	─	─
C. Holley	n/a	─	─	─	─	─	─	─	─	─	─

n/a = not applicable

OUTSTANDING EQUITY AWARDS AT YEAR-END

The outstanding equity awards at year-end December 31, 2008, for all four of the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
M. Taylor	# 125,000	─	─	$6.40	1/29/2009	─	─	─	─
	# 94,768	─	─	$10.68	6/24/2015	─	─	─	─
	# 94,768	─	─	$13.74	12/16/2015	─	─	─	─
E. Rodia	─	─	─	─	─	─	─	─	─
K. Hackamack	─	─	─	─	─	─	─	─	─
C. Holley	─	─	─	─	─	─	─	─	─

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the option exercises during 2008 for all four of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
M. Taylor	# 44,450	$376,936	─	─
E. Rodia	─	─	─	─
K. Hackamack	# 35,000	$777,175	─	─
C. Holley	─	─	─	─

PENSION BENEFITS

The table illustrates the Company had no pension plan for any of the four named executive officers. However, the CEO and certain Vice Presidents have contractual agreements that have certain payments due upon retirement or voluntary termination per their respective employment agreements, if that event were to become applicable (see Compensation and Discussion Analysis).

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
M. Taylor	n/a	─	$ ─	$ ─
E. Rodia	n/a	─	─	─
K. Hackamack	n/a	─	─	─
C. Holley	n/a	─	─	─

n/a = not applicable

NONQUALIFIED DEFERRED COMPENSATION

The Company had no nonqualified deferred compensation for any of the four named executive officers:

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance in Last FYE
M. Taylor	$	n/a	$ ─	$ ─	$ ─	$ ─
E. Rodia		n/a	─	─	─	─
K. Hackamack		n/a	─	─	─	─
C. Holley		n/a	─	─	─	─

n/a = not applicable

Stock split
In June 2008, Titan’s Board of Directors approved a five-for-four stock split. Titan executed a five-for-four stock split that became effective August 15, 2008, for stockholders of record on July 31, 2008.  The Company gave five shares for every four shares held as of the record date.  Stockholders received one additional share for every four shares owned as of the record date and received cash in lieu of fractional shares.  All share and per share data, except shares authorized, have been adjusted to reflect the effect of the stock split for all periods presented.

 REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Committee”) was composed of four independent non-employee directors during 2008.  The Board of Directors (“Board”) has determined that the members of the Committee are independent.  The Committee provides oversight of all executive compensation and benefit programs.  The Committee operates under a written charter adopted January 20, 2004, which is posted on the Company’s website: www.titan-intl.com.

The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (“CEO”) and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change.

Annual compensation for the Company’s executive officers consists of base salary and bonus compensation.  Salary levels of the Company executives are reviewed and are normally adjusted annually, and any bonuses are normally awarded annually.  In determining appropriate salaries, the Committee considers:  (i) the CEO’s recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time and position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee’s own business experience and judgment.  The Committee’s analysis is a subjective process, which utilizes no specific weights or formulas of the aforementioned factors in determining executives’ base salaries and the Committee uses no compensation consultants.

The Committee considers bonus compensation to be the primary motivational method for encouraging and rewarding outstanding individual performance, especially for the Company’s executive officers, and overall performance of the Company.  Bonuses are based primarily upon:  (i) performance of the Company; (ii) performance of the individual; and (iii) recommendation of the CEO.  The purpose of awarding bonuses is to provide a special incentive to maximize individual performance and the overall performance of the Company.
There are employment contracts for the executive officers, which are also considered.

In determining the total compensation package for the CEO for 2008, the Committee considered all of the factors discussed above.  Additionally, the Committee considered the Company’s performance, the success of the Company’s facilities in meeting their objectives, the extent and timing of the additions to the Company during the year, the quality and efficiency of the Company’s staff, and certain other factors relating to the Company’s performance.

The Committee discussed director compensation and made suggestions to the Board. The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter.  The Committee has reviewed the Compensation Committee Charter and has found it complies with requirements of the New York Stock Exchange.  The Committee makes a report to the Board when appropriate and met two times during 2008.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on such review and discussions, the Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Members of the Compensation Committee:

Mitchell I. Quain, Chairman
Richard M. Cashin Jr.
Albert J. Febbo
Anthony L. Soave

CORPORATE GOVERNANCE

Independence
The Board of Directors (“Board”) has determined that four of the Company’s seven directors are independent under the rules of the New York Stock Exchange during 2008. The independent directors are: Richard M. Cashin Jr., Albert J. Febbo, Mitchell I. Quain and Anthony L. Soave.  The three directors who are not independent are Erwin H. Billig, Vice Chairman of the Board, Maurice M. Taylor Jr., Chief Executive Officer and Chairman of the Board, and J. Michael A. Akers, Chief Executive Officer of Titan Europe Plc. Each of the directors serving on the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are independent under the standards of the New York Stock Exchange.

Meetings of Non-Employee Directors
When the non-employee directors of the Board or respective committees meet in executive session without management, and their chairman is unavailable for the executive session, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted Charters for its Audit, Compensation and Nominating/Corporate Governance Committees. These Charters are published on the Company’s website: www.titan-intl.com. The Company will provide, without charge, a copy of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Corporate Governance and Business Conduct Policies
The Company’s Corporate Governance Policy and Business Conduct Policy are published on the Company’s website: www.titan-intl.com. The Company will provide, without charge, a copy of the Policies to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Communication with the Board of Directors
Correspondence for any member of Titan’s Board of Directors must be sent in writing to his attention:
c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301. Any written communication will be forwarded to the Board for its consideration.

Director Nomination Process
The Nominating/Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating/Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating/Corporate Governance Committee evaluates candidates based on the qualifications for director described in its charter. These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange. The Nominating/Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

The Nominating/Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees’ qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the Bylaws, accompany the stockholder’s recommendation. Any stockholder nominations for election as directors at the 2010 Annual Meeting must be delivered to Titan at the address set forth below, not later than November 30, 2009. All nominations must be sent to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Director Attendance at Annual Meetings
The Company does not require its directors to attend the Annual Meeting of Stockholders. However, the directors make every attempt to attend this meeting.

REPORT OF THE NOMINATING/CORPORATE GOVERNANCE COMMITTEE

The Nominating/Corporate Governance Committee of the Board of Directors (the “Committee”) was composed of four independent non-employee directors and provides guidance to the Board of Directors (“Board”) regarding corporate governance guidelines during 2008.  In addition, the Committee develops criteria, identifies, screens and nominates candidates for election to the Board, giving attention to the composition of the Board and its committees.  The Committee operates under a written charter adopted January 20, 2004, and this charter is available on the Company’s website: www.titan-intl.com.

The Committee recommended to the Board that Erwin H. Billig and Anthony L. Soave stand for re-election as Class III directors based on approved criteria.

The Committee has accomplished the following per their charter:  (i) oversight of the development and recommendation of a set of corporate governance guidelines; (ii) oversight of the evaluation of the Board and management; (iii) evaluation of the Committee and its success in meeting the requirements of the Charter; (iv) review and assurance of the adequacy of the Nominating/Corporate Governance Committee Charter; and (v) presentation of reports to the Board when appropriate. Mr. Febbo has attended the Company’s Sarbanes-Oxley 404 training and is a participant in the Company’s risk assessment meetings. The Committee met one time in 2008.

The Committee has given particular attention to corporate governance compliance issues established by the Securities and Exchange Commission and the New York Stock Exchange.  The Company has posted its corporate governance guidelines on the Company’s website.

Members of the Nominating/Corporate Governance Committee:

Richard M. Cashin Jr., Chairman
Albert J. Febbo
Mitchell I. Quain
Anthony L. Soave

PERFORMANCE COMPARISON GRAPH

The following performance graph compares cumulative total return for the Company’s common stockholders over the past five years against the cumulative total return of the Standard & Poor’s 500 Stock Index, and against the Standard & Poor’s 600 Construction and Farm Machinery and Heavy Trucks Index.  The graph depicts the value on December 31, 2008, of a $100 investment made on December 31, 2003, in Company common stock and each of the other two indices, with all dividends reinvested.  The Company’s common stock is currently traded on the New York Stock Exchange under the symbol of TWI.

	Fiscal Year Ended December 31,
	2003	2004	2005	2006	2007	2008
Titan International, Inc.	$100.00	$494.59	$565.78	$661.61	$1,027.09	$339.22
S&P 600 Const. & Farm Machinery Index	100.00	134.03	170.38	229.76	289.55	182.43
S&P 500 Index	100.00	110.88	116.33	134.70	142.10	89.53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of December 31, 2008, by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) each director and nominee for director, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.
	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number (a)		Percent
Next Century Growth Investors, LLC 5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416	3,039,376	(b)	8.7%
Neuberger Berman Inc. 605 Third Avenue New York, NY 10158	2,843,347	(b)	8.1%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	1,965,000	(b)	5.6%
Dawson Herman Capital Management Inc 354 Pequot Avenue Southport, CT 06890	1,917,940	(b)	5.5%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,750,362	(b)	5.0%
Named Executive Officers & Directors
Anthony L. Soave	894,375		2.5%
Maurice M. Taylor Jr.	655,151	(c)	1.9%
Richard M. Cashin Jr.	456,786		1.3%
Mitchell I. Quain	193,500		*
Erwin H. Billig	53,750		*
Albert J. Febbo	23,750		*
Kent W. Hackamack	1,250		*
J. Michael A. Akers	0		*
Cheri T. Holley	0		*
All named executive officers & directors as a group (nine persons)	2,278,562		6.4%
___________________________ * Less than one percent.
(a)
Except for voting powers held jointly with a person’s spouse, represents sole voting and investment power unless otherwise indicated.  Includes unissued shares subject to options exercisable within 60 days after December 31, 2008, as follows:  Mr. Taylor, 314,536 shares; Mr. Soave, 57,500 shares; Mr. Quain, 57,500 shares; Mr. Cashin, 46,250 shares; Mr. Billig, 33,750 shares; Mr. Febbo, 1,250 shares; all named executive officers and directors as a group, 510,786 shares.

(b)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(c)
Includes 135,595 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power.  Also includes 205,020 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the directors and executive officers of the Company and the persons who own more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange.  Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any late filings during 2008.  To the Company’s knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during 2008, all of these reports were believed to be timely filed.

RELATED PARTY TRANSACTIONS

The Company sells products and pays commissions to companies controlled by persons related to the Chief Executive Officer of the Company.  During 2008, 2007 and 2006, sales of Titan product to these companies were approximately $6.2 million, $5.1 million and $6.4 million, respectively.  On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $2.0 million, $1.8 million and $2.0 million during 2008, 2007 and 2006, respectively.  These sales and commissions were made in the ordinary course of business and were made on terms no less favorable to Titan than comparable sales and commissions to unaffiliated third parties.  At both December 31, 2008 and 2007, Titan had trade receivables of approximately $0.2 million due from these companies.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2010 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than November 30, 2009, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such Annual Meeting of Stockholders.  Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

If a stockholder intends to present a proposal at the Company’s 2010 Annual Meeting of Stockholders without the inclusion of such proposal in the Company’s proxy material and written notice of such proposal is not received by the Company on or before February 15, 2010, proxies solicited by the Board of Directors for the 2010 Annual Meeting of Stockholders will confer discretionary authority to vote on such proposal if presented at the meeting.  Stockholders’ proposals should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.  The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Pursuant to rules of the Securities and Exchange Commission, services that deliver Company communications to stockholders that hold their stock through a bank, broker or other holder of record, may deliver a single copy of the Company’s 2008 Annual Report to Stockholders including Form 10-K and Proxy Statement to multiple stockholders sharing the same address.  Upon written request, Titan will promptly deliver a separate copy of the 2008 Annual Report including Form 10-K and/or Proxy Statement to any stockholder at a shared address. Stockholders may notify Titan of their requests by writing to Titan International, Inc., attention Investor Relations, 2701 Spruce Street, Quincy, IL 62301.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers or regular employees of the Company, without additional compensation.  It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ CHERI T. HOLLEY
Quincy, Illinois	Cheri T. Holley
March 30, 2009	Secretary

Titan International, Inc.
2701 Spruce Street • Quincy, IL 62301
www.titan-intl.com

TITAN  INTERNATIONAL, INC.
2701  SPRUCE  SREET
QUINCY, IL 62301

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “For” the following.
1. Election of Directors		□	□	□
Nominees
01 Erwin H Billig	02 Anthony L. Soave

The Board of Directors recommends you vote FOR the following proposal(s).	For	Against	Abstain
2 TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, PRICEWATERHOUSECOOPERS, LLP, TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND ITS SUBSIDIARIES FOR 2009.	□	□	□

Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		Yes	No
HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household.		□	□

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials: The Annual Report, Notice & Proxy Statement is/are available at
www.proxyvote.com .

TITAN INTERNATIONAL, INC.

This proxy is solicited by the Board of Directors for the
Annual Meeting of Stockholders to be held on
Thursday, May 14, 2009, 11:00 a.m. Eastern Time

at the Ritz-Carlton, Dearborn
300 Town Center Drive
Dearborn, Michigan 48126

The undersigned hereby constitutes and appoints Maurice M. Taylor Jr., Cheri T. Holley, and each of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in TITAN INTERNATIONAL, INC., at the Annual Meeting of Stockholders to be held on Thursday, May 14, 2009, and at any adjournments thereof and on all matters properly coming before the meeting.

This proxy will be voted as directed or, if no direction is indicated, will be voted FOR Proposals 1 and 2.

Note: Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

Continued and to be signed on reverse side.